EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors:
Profile Technologies, Inc.


     We consent to the incorporation by reference in the registration statement (No. 333-53575) on Form S-3 of Profile Technologies, Inc. of our report dated October 11, 2004 relating to the statements of operations, stockholders' deficit, and cash flows of Profile Technologies, Inc. for the year ended June 30, 2004, which report appears in the June 30, 2005 annual report on Form 10-KSB of Profile Technologies, Inc.

     Our report dated October 11, 2004 contains an explanatory paragraph that states that the Company has incurred net losses since inception and has a working capital deficit at June 30, 2004 that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.


                                              /s/ KPMG LLP


Seattle, Washington
September 26, 2005